The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Subject to Completion. Dated July 11, 2007.

Prospectus Supplement to the Prospectus dated December 5, 2006 and the Prospectus Supplement dated December 5, 2006 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Basket Linked Notes due (Linked to a Basket of the Dow Jones Euro STOXX 50® Index, the FTSE™ 100 Index and the Swiss Market Index®)

        The notes will not pay interest. The amount that the notes will pay on the stated maturity date (which will be set on the trade date, and is expected to be between five years and five years and six months after the original issue date, subject to postponement due to non-trading days) will be based on the performance of a basket of three global equity indices. The indices will have the following weightings: the Dow Jones Euro STOXX 50® Index (47%), the FTSE™ 100 Index (41%) and the Swiss Market Index® (12%).

        Your return, if any, on the notes at maturity will be based on the performance of the basket as measured over the life of the notes beginning on the trade date through and including the determination date (which will be set on the trade date, and is expected to be nine trading days prior to the stated maturity date, subject to postponement as described elsewhere in this prospectus supplement). The initial underlying index levels of the basket will be set on the trade date. The final underlying index levels of the basket will be determined on the determination date.

        To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final basket level (measured on the determination date) from the initial basket level (measured on the trade date), which we refer to as the “basket return”. The basket return may reflect a positive (based on any increase in the underlying index levels over the life of the notes) or a negative (based on any decrease in the underlying index levels over the life of the notes) return. On the stated maturity date, for each $1,000 face amount of your notes:

•	if the basket return is positive, you will receive the $1,000 face amount plus an additional amount that is expected to be between 1.45% to 1.55% of the face amount (to be determined on the trade date) for every 1% of positive basket return;
•	if the basket return is negative or zero but not below -20%, you will receive the $1,000 face amount; and
•	if the basket return is negative and is below -20%, you will lose 1.25% of the $1,000 face amount for every 1% of negative basket return below -20%.

        The notes are not principal protected and you could lose all or a substantial portion of your investment in the notes if the basket level declines, producing a negative basket return. The return on your notes, if any, with respect to the basket will reflect only the percentage change in the final basket level, as measured on the determination date, and will not be adjusted for any change in the value of the U.S. dollar versus any foreign currency. In addition, the notes will not pay interest and no other payments will be made on the notes prior to the stated maturity date.

Index	Initial Weighting in Basket
Dow Jones Euro STOXX 50® Index	47.00%
FTSE™ 100 Index	41.00%
Swiss Market Index®	12.00%

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-16.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific to Your Notes’’ on page S-10 so that you may better understand those risks.

Original issue date (settlement date):       , 2007

Original issue price:       100% of the face amount

Net proceeds to The Goldman Sachs Group, Inc.:       % of the face amount

Underwriting discount:       % of the face amount

        The issue price, underwriting discount and net proceeds listed above relate to the offered notes we sold on               , 2007. We may decide to sell additional offered notes after that date but prior to the settlement due, at an issue price (and underwriting discount and net proceeds) that differs from the price above.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated        , 2007.

        The Dow Jones Euro STOXX 50® is the intellectual property of (including registered trademarks) Stoxx Limited, Zurich, Switzerland and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which is used under license. The notes based on the index are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto.

        These notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (“FTSE”) or by The London Stock Exchange Plc (the “Exchange”) or by The Financial Times Limited (“FT’’) and neither FTSE or Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE™ 100 (the “Index”) and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. However, neither FTSE, nor the Exchange, nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither FTSE, nor the Exchange, nor FT shall be under any obligation to advise any person of any error therein.

        “FTSE™” and “Footsie™” are trade marks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.

        The notes described in this prospectus supplement are not sponsored, ceded, sold or promoted by the SWX Swiss Exchange. Any and all liability on the part of the SWX Swiss Exchange is excluded. The SMI® is a registered trademark of SWX Exchange, and any use thereof requires a license.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-16. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our’’ and “us’’ mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Indices: the Dow Jones Euro STOXX 50® Index, the FTSE™ 100 Index and the Swiss Market Index®. See “The Indices” on page S-23

Face amount: each note will have a face amount equal to $1,000; $          in the aggregate for all the offered notes. The aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Payment amount: on the stated maturity date, we will pay the holder of each $1,000 face amount of notes outstanding, an amount, if any, in cash equal to:

•	if the final basket level is greater than the initial basket level, (1) the face amount plus (2) the face amount times the participation rate times the basket return;
•	if the final basket level is equal to or less than the initial basket level and the final basket level is greater than or equal to the buffer level, the face amount; and
•	if the final basket level is less than the buffer level, the face amount times the final basket level divided by the buffer level.

Trade date:       , 2007

Settlement date:       , 2007

Initial index level (to be determined on the trade date): for the Dow Jones Euro STOXX 50® Index, for the FTSE™ 100 Index and for the Swiss Market Index®

Final index level: for each index, the closing level of the index on the determination date; in each case, as calculated and published by the respective index sponsors, except in limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event — Discontinuance or Modification of the Indices” on pages S-18 lnitial basket level: the initial basket level will be set at USD 100

Initial weighted value (to be determined on the trade date): for each index, the initial weighted value will be determined by multiplying the initial weight of the index by the initial basket level

Basket Weightings: the weighting for each of the basket indices is set forth in the table below:

Index	Initial Weighting in Basket
Dow Jones Euro STOXX 50® Index	47.00%
FTSE™ 100 Index	41.00%
Swiss Market Index®	12.00%

Final basket level: the final basket level will equal the sum of the following:

•	the final index level of the Dow Jones Euro STOXX 50® Index divided by the initial level of the Dow Jones Euro STOXX 50® Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50® Index;
•	the final index level of the FTSE™ 100 Index divided by the initial level of the FTSE™ 100 Index multiplied by the initial weighted value of the FTSE™ 100 Index; and

•	the final index level of the Swiss Market Index® divided by the initial level of the Swiss Market Index® multiplied by the initial weighted value of the Swiss Market Index®,

except in limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-18 and “Market Disruption Event” on page S-20 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-18. The final basket level will be determined by the calculation agent on the determination date

The return on your notes with respect to these indices will reflect only the percentage change, if any, of the indices, as determined on the determination date, subject to the initial weightings of the indices in the basket, and will not reflect any change in the value of the U.S. dollar versus any foreign currency

Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Buffer level: 80% of the initial basket level

Participation rate:      %. The participation rate will be set on the trade date and is expected to be between 145% and 155%.

Stated maturity date (to be determined on the trade date): expected to be between five years and five years and six months after the original issue date, unless postponed, if such date is not a business day, until the next succeeding business day as described under “Specific Terms of Your Notes —Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-18

Determination date (to be determined on the trade date): A specified date which is expected to be the ninth trading day prior to the originally scheduled maturity date, unless postponed as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-18

No interest: the notes will not bear interest

No listing: the notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP No.:

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-19

Trading day: as described on page S-19

Q&A

How Do The Notes Work?

        The notes offered by this prospectus supplement will have a stated maturity date that will be determined on the trade date and is expected to be between five years and five years and six months following the original issue date. The return on the notes will be linked to the performance of a weighted basket of three global equity indices, with weightings as follows: 47.00% for the Dow Jones Euro STOXX 50® Index, 41.00% for the FTSE™100 Index and 12.00% for the Swiss Market Index®. Because the indices are not equally weighted, declines in the level of one index may offset increases in the levels of the other indices. The notes will not bear interest and no other payments will be made on your notes prior to the stated maturity date. You may lose all or a significant amount of your initial investment. See “Additional Risk Factors Specific to Your Notes” on page S-10.

Which Key Terms Have Not Been Set?

        We have not set some key terms, and we will not set those terms until the trade date. These include:

•	the participation rate;
•	the initial index levels;
•	the determination date; and
•	the stated maturity date.

        We will set these terms on the trade date, and each of them could significantly affect the amount, if any, you will receive on the stated maturity date.

Who Should Or Should Not Consider An Investment In The Notes?

        We have designed the notes for investors who want to participate, on a 1.45-1.55-to-1 basis, in the potential increase in a weighted basket of three global equity indices, while risking their entire investment in the event of a negative basket return that is less than -20.0%. Because the entire principal amount of your notes will be fully exposed to any potential depreciation of the basket level in excess of 20.0%, you should only consider purchasing the notes if you are willing to accept the risk of losing the entire principal amount of your notes. To the extent that the final basket level declines by more than 20.0% from the initial basket level, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline of the basket.

        If the amount payable on your notes on the stated maturity date is the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes — Your Notes Do Not Bear Interest” on page S-10.

        As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-16.

What Will I Receive If I Sell The Notes Prior To The Stated Maturity?

        If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as the level of the basket, interest rates and the volatility of the levels of the indices. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” on page S-10 and “—The Market Value of Your Notes May Be Influenced By Many Factors” on page S-12.

Who Publishes The Indices And What Does Each Index Measure?

        Please see “The Indices” on page S-23 for a description of these indices.

What About Taxes?

        The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-27.

        Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the indices. If your notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket returns on the determination date, which has not yet been set, could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of index levels that are entirely hypothetical; no one can predict what the final index level will be on the determination date. The indices have been highly volatile — meaning that the index levels have changed substantially in relatively short periods — in the past and their performance cannot be predicted for any future period.

Moreover, we have not yet set the initial index levels that will serve as the baseline for determining the basket return and the amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual index levels may differ substantially from the index levels prior to the trade date.

The information in the following table reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the indices. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” below. The table and chart below also assume that there is no change in or affecting the composition of the index stocks or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular index, and that no market disruption event occurs with respect to a particular index.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

For these reasons, the actual performance of the indices over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the levels of the indices during recent periods, see “The Indices— Historical Closing Levels of the Indices” below. Before investing in the notes, you should consult publicly available information to determine the levels of the indices between the date of this prospectus supplement and the date of your purchase of the notes.

The levels in the left column of the following table represent hypothetical final basket levels on the determination date and are expressed as percentages of the initial basket level, which will be USD 100. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the outstanding face amount of your note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would pay for the outstanding face amount of your note on the stated maturity date would equal 100% of the outstanding face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted below. The table assumes a participation rate of 150%. The actual participation rate of the notes will be determined on the trade date.

Hypothetical Final Basket Level as Percentage of Initial Basket Level	Hypothetical Payment Amount as Percentage of Face Amount on the Stated Maturity Date
250%	325.00%
225%	287.50%
200%	250.00%
175%	212.50%
150%	175.00%
125%	137.50%
100%	100.00%
95%	100.00%
90%	100.00%
85%	100.00%
80%	100.00%
75%	93.75%
50%	62.50%
25%	31.25%
0%	0.00%

        If the basket level declines by more than 20.0% as determined on the determination date, then you will lose 1.25 multiplied by the percentage decrease in the basket level in excess of 20.0%. As a result, to the extent the basket level declines by more than 20.0%, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline of the basket level. If, for example, the final basket level falls to 50% of the initial basket level, the payment amount that we would deliver to you at maturity would be 62.50% of the face amount of your notes or $625.50 for each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them until the stated maturity date, you would lose 37.50% of your investment.

        The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the X-Axis and based on a buffer of 80% of the initial basket level. The chart shows that any hypothetical final basket level of less than 80.0% of the initial basket level (the section left of the 80.0% marker on the X-Axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the Y-Axis) and, accordingly, in a loss of principal to the holder of the notes.

        The final basket level will be determined by the performance of each of the indices as determined on the determination date. The examples below demonstrate how these factors may affect the payment amount that the holder of each note will receive on the stated maturity date, expressed as a percentage of the face amount and based on an assumed participation rate of 150% and a buffer of 80% of the initial basket level.

Example I:	All three index returns are positive. The final basket level is greater than the initial basket level. The payment amount is greater than the face amount of your notes.

	Dow Jones Euro STOXX 50® Index	FTSE™ 100 Index	Swiss Market Index ®
Initial index level	4,528.76	6,712.70	9,926.43
Initial weighted value	47.00	41.00	12.00
Final index level	6,000.00	9,000.00	12,000.00
Participation rate			150.00%
Initial basket level			100.00
Final basket level			131.75
Basket return			31.75%
Payment amount as percentage of face amount			147.63%

Example II:	The return on the FTSE™ 100 Index is positive and the returns on the Swiss Market Index® and the Dow Jones Euro STOXX 50® Index are negative. The final basket level is less than the initial basket level, but not by more than 20.0%. The payment amount is 100% of the face amount of your notes.

	Dow Jones Euro STOXX 50® Index	FTSE™ 100 Index	Swiss Market Index®
Initial index level	4,528.76	6,712.70	9,926.43
Initial weighted value	47.00	41.00	12.00
Final index level	4,000.00	7,200.00	8,000.00
Participation rate			150.00%
Initial basket level			100.00
Final basket level			95.15
Basket return			-4.85%
Payment amount as percentage of face amount			100.00%

Example III:	All three index returns are negative. The final basket level is less than the initial basket level by more than 20.0%. The payment amount is 61.1% of the face amount of your notes.

	Dow Jones Euro STOXX 50® Index	FTSE™ 100 Index	Swiss Market Index®
Initial index level	4,528.76	6,712.70	9,926.43
Initial weighted value	47.00	41.00	12.00
Final index level	2,235.13	3,295.30	4,596.29
Participation rate			150.00%
Initial basket level			100.00
Final basket level			48.88
Basket return			-51.12%
Payment amount as percentage of face amount			61.10%

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities”in the accompanying prospectus dated December 5, 2006. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stock, i.e., the stocks comprising the indices to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Principal Of Your Notes Is Not Protected

        The principal of your notes is not protected if the final basket level declines by more than 20.0% from the initial basket level. If, for example, the final basket level is less than 80.0% of the initial basket level, you will lose the outstanding face amount of your note multiplied by 1.25 multiplied by the percentage decline in the basket level in excess of 20.0%. For example, if the final basket level falls to 50% of the initial basket level, resulting in a basket return of -50%, you will be paid only 62.50% of your principal and you will lose 37.50% of your principal. Therefore, to the extent the basket level declines by more than 20.0%, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline in the basket level. Thus, you may lose your entire investment in your notes, depending on the final basket level, as calculated by the calculation agent.

        Our cash payment, if any, on your notes on the stated maturity date will be based on the final basket level, which is affected by the final index level of each index relative to their weightings in the basket.

        Also, the market value of your notes prior to the stated maturity date may be lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Assuming No Changes In Market Conditions Or Any Other Relevant
Factors, The Market Value Of Your Notes On The Date Of This Prospectus
Supplement (As Determined By Reference To Pricing Models Used By
Goldman, Sachs &Co.) Is Significantly Less Than The Original Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “—The Market Value Of Your Notes May Be Influenced By Many Factors” below.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have An Active Trading Market” below.

Your Notes Do Not Bear Interest

        No interest payments will be made in connection with the notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you will earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

S-10

The Lower Performance Of One Index May Offset An increase In The Other Indices

        The basket is comprised of three indices which are not equally weighted. Declines in the level of one index may offset increases in the levels of the other indices. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

        At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Return On Your Notes Will Not Reflect Any Dividends Paid On The Index Stocks

        Each index sponsor calculates the level of the applicable index by reference to the prices of the stocks included in the relevant index, without taking account of the value of dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each index and received the dividends paid on those stocks. However, for all three indices, you will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See —You Have No Shareholder Rights Or Rights To Receive Any Stock” below for additional information.

The Payment Amount of Your Notes is Not Linked to the Levels of
the Basket Components at any Time Other Than the Determination Date

        The final index levels will be based on the closing level of the indices, on the determination date (subject to adjustments as described under “Specific Terms of Your Notes— Payment of Principal on Stated Maturity Date—Determination Date “ below). Therefore, if the closing level of any of the indices dropped precipitously on the determination date, the payment amount for your notes may be significantly less than it would otherwise have been had the payment amount been linked to the closing levels of the indices prior to such drop. Although the actual levels of the basket components on the stated maturity date or at other times during the life of your notes may be higher than the closing level of the indices on the determination date, you will not benefit from the closing levels of the indices other than the determination date.

An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets

        The indices that comprise the basket include stocks issued by foreign companies in the United Kingdom and Europe. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the underlying indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

        Securities prices in the United Kingdom and, Europe are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster

S-11

or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Market Value Of Your Notes May Be influenced By Many Factors

        The following factors, many of which are beyond our control, will influence the value of your notes:

•	the level of the basket;
•	the volatility — i.e., the frequency and magnitude of changes — of the levels of the indices;
•	the dividend rates of the stocks underlying the indices;
•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the indices, and which may affect the level of the basket;
•	interest and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the indices based on their historical performance.

The Calculation Agent Can Postpone the Determination Date
If a Market Disruption Event Or a Non-trading Day Occurs

        If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing provided that the determination date shall not be postponed by more than five business days. Moreover, if the final basket level is not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices on that day.

If The Levels Of The Indices Change, The Market Value
Of Your Notes May Not Change In The Same Manner

        Your notes may trade quite differently from the performance of the indices comprising the basket. Changes in the levels of those indices may not result in a comparable change in the market value of your notes. In part, this is because of the weightings assigned to the indices. We discuss some of the reasons for this disparity under “— The Market Value Of Your Notes May Be Influenced By Many Factors” above.

Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The
Currencies They Are Denominated In Or The Index Stocks May Impair The Value Of Your Notes

        As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the indices. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the indices or the stocks in those indices, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of one or more of the indices. Any of these hedging activities may adversely affect the levels of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging

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activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to any of the indices or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the indices or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights Or Rights To Receive Any Stock

        Investing in your notes will not make you a holder of any of the stocks underlying the indices. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlying stocks.

Our Business Activities May Create Conflicts
Of Interest Between Your Interests in the Notes And Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the indices and in the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the indices, could be adverse to your interests as a beneficial owner of your notes.

        Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to any of the indices. Any of these activities by any of our affiliates may affect the level of one or more of the indices and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have The Authority
To Make Determinations That Could Affect The Market Value Of Your Notes,
When Your Notes Mature And The Amount You Receive At Maturity

        As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level on the determination date, which we will use to determine the amount, if any, we must pay on the stated maturity date, and determining whether to postpone the determination date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of an index. See Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes

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And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies Of The Index Sponsors And Changes That Affect The Indices Or
The Index Stocks Could Affect The Amount Payable On Your Notes And Its Market Value

        The policies of the index sponsors concerning the calculation of the index levels, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index levels, could affect the index levels and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date.

        The amount payable on your notes and its market value could also be affected if any of the index sponsors changes these policies, for example, by changing the manner in which it calculates the index level, or if any of the index sponsors discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if any of the index levels is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” and Role of Calculation Agent” below.

There Is No Affiliation Between The Index Stock Issuers Or The Index
Sponsors And Us, And We Are Not Responsible For Any Disclosure By The Index Stock Issuers

        Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices and the index stock issuers. You, as an investor in your notes, should make your own investigation into the indices and the index stock issuers. See “The Indices” below for additional information about the indices.

        Neither the index sponsors nor the index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsors nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have An Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Considerations For Insurance Companies And Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially

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similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

        The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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SPECIFIC TERMS OF YOUR NOTES

Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

        The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

        In addition to those terms described on the cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$“). Although the stocks comprising the indices are traded in foreign currencies other than U.S. dollars, all amounts payable on your notes will be paid in U.S. dollars.

Form of note:

•	global form only: yes, at DTC
•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no
•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
•	a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

        Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

        We describe the terms of your notes in more detail below.

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Indices, Index Sponsors and Index Stocks

        In this prospectus supplement, when we refer to the indices, we mean the indices specified on the front cover page, or any successor to any of the indices, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Indices” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

        The payment amount for each $1,000 face amount of notes on the stated maturity date will be an amount, if any, in cash equal to:

•	if the final basket level is greater than the initial basket level, (1) the face amount plus (2) the face amount times the participation rate times the basket return;
•	if the final basket level is equal to or less than the initial basket level and the final basket level is greater than or equal to the buffer level, the face amount; and
•	if the final basket level is less than the buffer level, the face amount times the final basket level divided by the buffer level.

        To the extent that the final basket level declines by more than 20.0% from the initial basket level, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline in the basket. If the basket return is less than —20.0%, the payment on your notes on the stated maturity date win be less than the face amount of your notes and may even be reduced to zero.

Buffer level

The buffer level will be 80% of the initial basket level.

Basket return

        If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1.45-1.55-to-1 basis.

        The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage. The initial basket level will be set at USD 100.

Initial weighted value

        The initial weighted value for each of the indices will be determined on the trade date by multiplying the initial weight of the index by the initial basket level.

Final basket level

        The final basket level will equal the sum of the following:

•	the final index level of the Dow Jones Euro STOXX 50® Index divided by the initial level of the Dow Jones Euro STOXX 50® Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50® Index;
•	the final index level of the FTSE™ 100 Index divided by the initial level of the FTSE™ 100 Index multiplied by the initial weighted value of the FTSE™ 100 Index; and
•	the final index level of the Swiss Market Index® divided by the initial level of the Swiss Market Index® multiplied by the initial weighted value of the Swiss Market Index®.

        The final index level will equal, with respect to each index, the closing level of the index on the determination date as calculated and published by the respective index sponsors.

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Stated Maturity Date

        The stated maturity date will be set on the trade date and is expected to be five years to five years and six months after the original issue date,unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination Date

        The determination date is expected to be the ninth trading day prior to the stated maturity date unless the calculation agent determines that a market disruption event occurs or is continuing on that designated trading day or such designated day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the fifth business day following the originally scheduled determination date.

Consequences of a Market Disruption Event

        As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.

        If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the index levels of any of the indices comprising the basket are not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices at that time.

Discontinuance or Modification of the Indices

        If any of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

        If the calculation agent determines that the publication of any of the indices is discontinued and there is no successor index, or that the level of any of the indices is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.

        If the calculation agent determines that any index, the stocks comprising any index or the method of calculating any index is changed at any time in any respect — including any split or reverse-split of the index and any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.

        All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

        If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

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        For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

        Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

        As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than It does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

        The calculation agent in its sole discretion will make all determinations regarding the final basket level, the basket return, the closing levels of the indices, market disruption events, business days, postponement of the determination date, the default amount and the payment amount on your notes, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

        Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original Issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

        When we refer to a business day with respect to your notes, we mean a business day as defined in the accompanying prospectus.

Trading Day

        When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all the index stocks are open for trading, all of the Index sponsors are open for business and all of the indices are calculated and published by the Index sponsors.

Default Amount

        The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

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•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

        During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

        Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described In the prior sentence and this sentence.

        In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

        Qualified Financial institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction In the United States of America, which at that time has outstanding debt obligation with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

        Any of the following will be a market disruption event with respect to any one of the three indices:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the Index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as

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determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

        The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the indices or to any index stock.

        For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to any of the indices or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to any of the indices or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or
•	an imbalance of orders relating to that index stock or those contracts, or
•	a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

        As is the case throughout this prospectus supplement, references to an index in this description of market disruption events includes the applicable index and any successor index as it may be modified, replaced or adjusted from time to time.

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USE OF PROCEEDS AND HEDGING

        We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

        In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions Involving purchases of futures and/or other instruments linked to the indices and foreign currencies on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the indices or index stocks or foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the indices or some or all index stocks or foreign currencies,
•	may take or dispose of positions in the securities of the index stock issuers themselves,
•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of such securities markets, and/or
•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser and/or
•	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the, euro and British pound sterling.

        We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

        In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices, the index stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the indices and foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the indices or the foreign currencies, some or all of the index stocks or indices designed to track the performance of the U.S., and European stock exchanges or other components of the U.S. and, European equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes —Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In, Or The Index Stocks May Impair The Value Of Your Notes” and “Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us”above for a discussion of these adverse effects.

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THE INDICES

        We have derived all information regarding each of the three indices contained in this prospectus supplement from publicly available information, without independent verification. Each of the index sponsors owns the copyright and all rights to its applicable index. None of the index sponsors has an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of any of the index sponsors discontinuing or modifying its applicable index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated December 5, 2006, or the accompanying prospectus supplement, dated December 5, 2006.

Dow Jones Euro STOXX 50® Index

        The Dow Jones Euro STOXX 50® Index is a capitalization-weighted index of 50 European blue-chip stocks. The index was developed with a base value of 1,000 as of December 31, 1991. Additional information about the index is available on the following website: http://www.stoxx.com.

FTSE™ 100 Index

        The FTSE™ 100 Index is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of January 3, 1984. Additional information about the index is available on the following website: http://www.ftse.com.

Swiss Market Index®

        The Swiss Market Index® is a capitalization-weighted index of the largest and most liquid stocks traded on the Electronic Bourse System. The index was developed with a base value of 1,500 as of June 30, 1988. Additional information about the index is available on the web site http://www.swx.com.

Historical Closing Levels of the Indices

        The respective closing levels of the indices have fluctuated In the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any of the indices during any period shown below is not an indication that the indices are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the indices as an indication of future performance. We cannot give you any assurance that the future performance of the indices or the index stock will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the indices.

        Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual initial basket level, which will serve as the baseline for determining the basket return may differ substantially from the basket level on the trade date). The actual performance of the indices over the life of the notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below.

        The tables below show the high, low and final closing levels of each index for each of the four calendar quarters in 2005 and 2006, and the first three calendar quarters of 2007, through July 9, 2007. We obtained the closing levels listed in the three tables below from Bloomberg Financial Services, without independent verification.

S-23

Quarterly High, Low and Closing Levels of the Dow Jones Euro STOXX 50® Index

	High	Low	Close
2005
Quarter ended March 31	3,114.54	2,924.01	3,055.73
Quarter ended June 30	3,190.80	2,930.10	3,181.54
Quarter ended September 30	3,429.42	3,170.06	3,428.51
Quarter ended December 31	3,616.33	3,241.14	3,578.93
2006
Quarter ended March 31	3,874.61	3,532.68	3,853.74
Quarter ended June 30	3,890.94	3,408.02	3,648.92
Quarter ended September 30	3,899.41	3,492.11	3,899.41
Quarter ended December 31	4,140.66	3,880.14	4,119.94
2007
Quarter ended March 31	4,272.32	3,906.15	4,181.03
Quarter ended June 30	4,556.97	4,189.55	4,489.77
Quarter ending September 30 (through July 9, 2007)	4,528.76	4,470.26	4,528.76

Quarterly High, Low and Closing Levels of the FTSE™ 100 Index

	High	Low	Close
2005
Quarter ended March 31	5,060.80	4,783.60	4,894.40
Quarter ended June 30	5,114.40	4,789.40	5,113.20
Quarter ended September 30	5,494.80	5,158.30	5,477.70
Quarter ended December 31	5,638.30	5,142.10	5,618.80
2006
Quarter ended March 31	6,036.30	5,633.80	5,964.60
Quarter ended June 30	6,132.70	5,506.80	5,833.40
Quarter ended September 30	5,986.60	5,681.70	5,960.80
Quarter ended December 31	6,260.00	5,937.10	6,220.80
2007
Quarter ended March 31	6,444.40	6,000.70	6,308.00
Quarter ended June 30	6,732.40	6,315.50	6,607.90
Quarter ending September 30 (through July 9, 2007)	6,712.70	6,590.60	6,712.70

Quarterly High, Low and Closing Levels of the Swiss Market Index®

	High	Low	Close
2005
Quarter ended March 31	6,014.58	5,669.60	5,929.70
Quarter ended June 30	6,294.15	5,840.55	6,253.08
Quarter ended September 30	6,904.84	6,186.05	6,898.88
Quarter ended December 31	7,619.96	6,820.43	7,583.93
2006
Quarter ended March 31	8,064.02	7,628.56	8,023.30
Quarter ended June 30	8,122.08	7,154.86	7,652.10
Quarter ended September 30	8,425.91	7,461.34	8,425.91
Quarter ended December 31	8,835.63	8,381.15	8,785.74
2007
Quarter ended March 31	9,345.62	8,577.66	8,976.99
Quarter ended June 30	9,531.46	8,956.31	9,209.36
Quarter ending September 30 (through July 9, 2007)	9,296.43	9,192.58	9,296.43

S-24

License Agreements

        We, or Goldman, Sachs & Co., have entered or expect to enter into non-exclusive license agreements with each of the sponsors of the Dow Jones Euro STOXX 50® Index, the FTSE™ 100 Index and the Swiss Market Index®, whereby we and our affiliates, in exchange for a fee, will be permitted to use the indices in connection with the offer and sale of the notes. We are not affiliated with any of the index sponsors; the only relationship between any of the index sponsors and us is the licensing of the use of such index and trademarks relating to such index.

        Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the indices or any successor indices.

License Agreement for the Dow Jones Euro STOXX 50® Index

        The Dow Jones Euro STOXX® 50 Index is owned and published by STOXX. The license agreement between STOXX and Goldman, Sachs & Co. provides that the following language must be set forth in this prospectus supplement: STOXX Limited (“STOXX”) and Dow Jones & Company, Inc. (“Dow Jones”) have no relationship to Goldman Sachs, other than the licensing of the Dow Jones Euro STOXX 50® Index and the related trademarks for use in connection with the notes.

        STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the notes.
•	Recommend that any person invest in the notes or any other securities.
•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of notes.
•	Have any responsibility or liability for the administration, management or marketing of the notes.
•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones Euro STOXX 50® Index or have any obligation to do so.

        STOXX and Dow Jones will not have any liability In connection with the notes. Specifically,

•	STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:
•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones Euro STOXX 50® Index and the data included in the Dow Jones Euro STOXX 50® Index;
•	The accuracy or completeness of the Dow Jones Euro STOXX 50® Index and its data;
•	The merchantability and the fitness for a particular purpose or use of the Dow Jones Euro STOXX 50® Index and its data;
•	STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones Euro STOXX 50® Index or its data;
•	Under no circumstances will STOXX or Dow Jones be liable for any lost profits or Indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

        The licensing agreement between Goldman Sachs and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

License Agreement of the FTSE™ 100 Index

        The FTSE™100 Index is calculated by FTSE™. The license agreement between FTSE International Limited and Goldman Sachs provides that the following language must be set forth in the prospectus supplement: The notes are not in any way sponsored, endorsed, sold or promoted by FTSE international Limited (“FTSE”) or by the London Stock Exchange Plc

S-25

(the “Exchange”) or by the Financial Times Limited (“FT”) and neither FTSE™ nor Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE™100 Index (the “Index”) and/or the figure at which the Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by FTSE™. However, neither FTSE™ nor Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither FTSE™ nor Exchange nor FT shall be under any obligation to advise any person or any error therein.

        “FTSE™” and “Footsie®“ are trademarks of the London Stock Exchange PLC and The Financial Times Ltd. and are used by FTSE international Ltd. under license.

License Agreement for the Swiss Market index®

        We have entered or expect to enter into a license agreement with the SWX Swiss Exchange for use, in exchange for a fee, of the index in connection with the offer and sale of the offered notes. The license agreement between the SWX Swiss Exchange and Goldman Sachs provides that the following language must be set forth in the prospectus supplement: These notes are not in any way sponsored, ceded, sold or promoted by the SWX Swiss Exchange and the SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® index (the “index”) and/or the level at which such index stands at any particular time on any particular day. However, the SWX Swiss Exchange shall not be liable (whether through negligence or otherwise) to any person for any error in the index and the SWX Swiss Exchange shall not be under any obligation to disclose such errors.

        SWX®, SWX Swiss Exchange®, SMI® and Swiss Market Index® (SMI)® are trademarks that have been registered in Switzerland and/or abroad by the SWX Swiss Exchange. Their use is subject to a license.

S-26

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

        The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

        This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to United States federal income tax regardless of its source; or
•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	a tax exempt organization;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a person whose functional currency for tax purposes is not the U.S. dollar.

        Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

        You will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary— to characterize your notes for all tax purposes as a forward contract to purchase the indices at the stated maturity date, for which payment was made on the issue date.

        If your notes are characterized as described above, your tax basis in your notes generally would equal your cost for your notes. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. The gain or loss generally would be short-term capital gain or loss if you hold the notes for one year or less and would be long-term capital gain or loss if you hold the notes for more than one year. If you purchase your notes in the initial offering and do not sell or exchange your notes before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the notes.

        There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the

S-27

Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

        Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield— i.e., the yield at which we would issue a non-contingent fixed rate debt instrument with terms and conditions similar to your notes—and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

        If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the original issue date, your adjusted basis in your notes will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your notes.

        If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.

        If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

        It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. In addition, it is possible that any gain or loss you recognize upon sale or maturity of your notes would be treated as ordinary gain or loss.

Backup Withholding and Information Reporting

        Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

S-28

EMPLOYEE RETIREMENT INCOME SECURITY ACT

        This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

        The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction. The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person”with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a)the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b)none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c)neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

S-29

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $       . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        We expect to deliver the notes against payment therefor in New York, New York on        , 2007, which is the scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in business days (T +    ), to specify alternative settlement arrangements to prevent a failed settlement.

S-30

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS
Prospectus Supplement

Page
Summary Information	S-2
Q&A	S-4
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-16
Use of Proceeds and Hedging	S-22
The Indices	S-23
Supplemental Discussion of Federal Income Tax Consequences	S-27
Employee Retirement Income Security Act	S-29
Supplemental Plan of Distribution	S-30

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities
Denominated or Payable in or Linked to a
Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Basket Linked Notes due
(Linked to a Basket of the Dow Jones Euro
STOXX 50® Index, the FTSE™ 100 Index and the
Swiss Market Index®)

Medium-Term Notes, Series B

Goldman, Sachs & Co.